UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 8, 2006
LEAP WIRELESS INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-29752	33-0811062
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

10307 Pacific Center Court, San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (858) 882-6000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 2.03. Creation of a Direct Financial Obligation of a Registrant
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EXHIBIT 10.1
EXHIBIT 10.2
EXHIBIT 10.3

Item 1.01. Entry into a Material Definitive Agreement.
     On August 8, 2006, Leap Wireless International, Inc., or Leap, and its wholly owned subsidiary Cricket Communications, Inc. (as borrower), or Cricket, entered into a bridge credit agreement, or the Agreement, with the lenders named therein and Citicorp North America, Inc. (as Administrative Agent).
     The Agreement consists of an unsecured $850 million bridge loan facility, available until the earlier of March 31, 2007 and 15 days after the date payment is required in full to the Federal Communications Commission, or the FCC, for wireless licensees acquired in the FCC’s Advanced Wireless Services auction, or Auction #66. The commitments under the bridge loan facility may be increased by up to $350 million prior to the first borrowing (which amount will be reduced if Leap consummates an equity offering before such date). Cricket is permitted to make up to three borrowings under the bridge loan facility, subject to meeting specified conditions to funding (including conditions regarding the absence of certain material adverse changes). The primary use of proceeds of the bridge loan facility is to make payments to the FCC for any wireless licenses that Cricket Licensee (Reauction), Inc. (a wholly owned subsidiary of Cricket) or Denali Spectrum License, LLC (an entity in which Cricket owns an indirect 82.5% non-controlling interest) may acquire in Auction #66. A portion of the proceeds may also be used to fund costs and expenses incurred in connection with the build-out of such wireless licenses, if any, finance transaction fees and expenses, and, subject to lender approval, general corporate purposes.
     Under the Agreement, borrowings bear interest at the London Interbank Offered Rate (LIBOR) plus 2.75 percent per annum or the bank base rate plus 1.75 percent per annum, as selected by Cricket, which rate increases by 0.50% per annum every 60 days after the first borrowing until the date which is 180 days after such date, and increases by 0.50% per annum every 90 days thereafter, capped at a maximum rate. If all borrowings under the bridge loan facility have not been repaid on the first anniversary of the first borrowing, or the Bridge Loan Maturity Date, then, unless a bankruptcy or payment default has occurred, the outstanding principal amount of the bridge loans will be automatically converted into extended term loans maturing in December 2013. Lenders may elect to exchange all or a portion of their extended term loans for exchange securities, which will be governed by an exchange indenture entered into on the Bridge Loan Maturity Date. Extended term loans and exchange securities will bear interest at a rate equal to the rate borne by the bridge loans immediately prior to the Bridge Loan Maturity Date plus 0.50 percent per annum, which rate shall increase by 0.50 percent per annum every 90 days after the Bridge Loan Maturity Date, capped at a maximum rate. Lenders also have the option to require exchange securities to bear interest at a fixed rate, as set forth in the exchange indenture.
     The bridge loan facility is guaranteed by Leap and all of its direct and indirect wholly owned subsidiaries other than Cricket. Under the Agreement, Leap and its subsidiaries are subject to certain limitations, including limitations on their ability: to incur additional debt or sell assets, with restrictions on the use of proceeds; to make certain investments and acquisitions (including investments in designated entities, including for the purposes of participation in Auction #66); to grant liens; and to pay dividends and make certain other restricted payments. In addition, Leap and its subsidiaries will be required, to the extent permitted under their senior secured credit facility, to pay down the facilities under certain circumstances if they issue equity or debt or sell assets, or in the event of a change of control. Leap and its subsidiaries are also subject to a financial covenant with respect to a maximum consolidated senior secured leverage ratio.
     The description of the Agreement, and the associated guaranties described above, contained in this Item 1.01 is qualified in its entirety by reference to the full text of the Agreement and associated guaranties, copies of which are being filed with this Current Report on Form 8-K as Exhibits 10.1 through 10.3.

Item 2.03. Creation of a Direct Financial Obligation of a Registrant.
     The information set forth in Item 1.01 above is incorporated into this Item 2.03 by reference.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.
10.1	Bridge Credit Agreement, dated August 8, 2006, by and among Cricket Communications, Inc., Leap Wireless International, Inc., the lenders party thereto and Citicorp North America, Inc., as administrative agent;

10.2	Parent Guaranty, dated August 8, 2006, made by Leap Wireless International, Inc. in favor of the lenders under the Bridge Credit Agreement;

10.3	Subsidiary Guaranty, dated August 8, 2006, made by the Subsidiary Guarantors in favor of the lenders under the Bridge Credit Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEAP WIRELESS INTERNATIONAL, INC.

Date: August 9, 2006

	By:	/s/ Robert J. Irving, Jr.

Robert J. Irving, Jr.
Senior Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Bridge Credit Agreement, dated August 8, 2006, by and among Cricket Communications, Inc., Leap Wireless International, Inc., the lenders party thereto and Citicorp North America, Inc., as administrative agent.

10.2	Parent Guaranty, dated August 8, 2006, made by Leap Wireless International, Inc. in favor of the lenders under the Bridge Credit Agreement.

10.3	Subsidiary Guaranty, dated August 8, 2006, made by the Subsidiary Guarantors in favor of the lenders under the Bridge Credit Agreement.